FILED
SECRETARY OF STATE
DIVISION OF CORPORATIONS

15 NOV 23 PM 1:40

Articles of Amendment
To
Articles of Incorporation
Of
APPALACHIAN MOUNTAIN BREWERY, INC.
Document Number: L52786

Appalachian Mountain Brewery, Inc., a Florida Profit Corporation, adopts the following amendment(s) to its Articles of Incorporation:

A. Pursuant to the provisions of §607.0602, Fla. Stat. –

With respect to Article III, provision 4 thereof, to set forth in full the preferences, limitations, and relative rights of the Series B Preferred Stock as approved by the board of directors pursuant on December 11, 2009, prior to the issue of any shares of the Series B Preferred Stock, including preferences, limitations, and relative rights erroneously omitted from the Articles of Amendment filed on December 17, 2009, and to amend pursuant to the power, authority and discretion reserved to the board of directors there to amend provision 4.4(a) thereof, as follows:

4. DESIGNATION OF SERIES B PREFERRED STOCK.

4.1 DESIGNATION AND AMOUNT. 50,000,000 shares of the Company's authorized but undesignated preferred stock shall be designated as Series B Preferred Stock and having the conversion, priorities, preferences and relative and other rights and qualifications, limitations and restrictions set forth as follows:

4.2 DIVIDENDS. The holders of Series B Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, in its sole discretion.

4.3 LIQUIDATION RIGHTS. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any stock ranking junior to the Series B Preferred Stock, the holders of the Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount equal to the initial issuance per share or, in the event of an aggregate subscription by a single subscriber for Series B Preferred Stock in excess of $100,000, 99.7% or the initial issuance price per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the "Preference Value"), plus all declared but unpaid dividends, for each share of Series B Preferred Stock held by them. After the payment of the full applicable Preference Value of each share of the Series B Preferred Stock as set forth herein, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Corporation's Common Stock.

4.4 CONVERSION AND ANTI-DILUTION

(a) Each share of Series B Preferred Stock shall be convertible, at any time, an/or from time to time, into one share of the Corporation's common stock, par value $.001 per share (the "Common Stock") for each 200 shares of Series B Preferred Stock, subject to adjustment as may be determined by the Board of Directors from time to time (the "Conversion Rate"). Such conversion shall be deemed to be effective on the business day (the "Conversion Date") following the receipt by the Corporation of written notice

from the holder of the Series B Preferred Stock of the holder's intention to convert the shares of Series B Stock, together with the holder's stock certificate or certificates evidencing the Series B Preferred Stock to be converted.

(b) Promptly after the Conversion Date, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock issuable to the holder pursuant to the holder's conversion of Series B Preferred Shares in accordance with the provisions of this Section. The stock certificate(s) evidencing the Common Stock shall be issued with a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Corporation. The Common Stock shall be issued in the same name as the person who is the holder of the Series B Preferred Stock unless, in the opinion of counsel to the Corporation, such transfer can be made in compliance with applicable securities laws. The person in whose name the certificate(s) of Common Stock are so registered shall be treated as a holder of shares of Common Stock of the Corporation on the date the Common Stock certificate(s) are so issued.

All shares of common Stock delivered upon conversion of the Series B Preferred Shares as provided herein shall be duly and validly issued and fully paid and nonassessable. Effective as of the Conversion Date, such converted Series B Preferred Shares shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall immediately terminate except the right to receive the shares of Common Stock issuable upon such conversion.

(c) The Corporation covenants that, within 30 days of receipt of a conversion notice from any holder of shares of Series B Preferred Stock wherein which such conversion would create more shares of Common Stock than are authorized, the Corporation will increase the authorized number of shares of Common Stock sufficient to satisfy such holder of shares of Series B submitted such conversion notice.

(d) Shares of Series B Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of Common Shares after the reverse split as would have been equal to the ratio established in Section 4.4(a) prior to the reverse split. The conversion rate of shares of Series B Preferred Stock, however, would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split.

4.5 VOTING RIGHTS. Each share of Series B Preferred Stock shall have one vote for any election or other vote placed before the shareholders of the Company but voting shall not be by class of stock but by majority vote of all outstanding shares of stock, including Common Stock and Series A Preferred Stock calculated in accordance with the voting rights set forth herein.

4.6 PRICE.

(a) The initial issuance price of each share of Series B Preferred Stock shall be $2.50.

(b) The initial issuance price of each share of Series B Preferred Stock may be changed either through a majority vote of the Board of Directors through a resolution at

a meeting of the Board, or through a resolution passed at an Action Without Meeting of the unanimous Board, until such time as a listed secondary and/or listed public market develops for the shares.

4.7 LOCK-UP RESTRICTIONS ON CONVERSION. Shares of Series B Preferred Stock may not be converted into shares of Common Stock for a period of: a) six (6) months after purchase, if the Company voluntarily or involuntarily files public reports pursuant to Section 12 or 15 of the Securities Exchange Act of 1934; or b) twelve (12) months if the Company does not file such public reports.

Adoption of Amendment(s): The amendment(s) "A" were adopted by the board of directors without shareholder action pursuant to §607.0602, Fla. Stat., and pursuant to power and authority reserved to the board of directors as intended to be originally amended but for erroneous omissions from such original amendment and shareholder action was not required.

B. Pursuant to §607.10025, Fla. Stat. –

The following share combinations which have been functionally effectuated in the public securities market at and following the date of each such approval –

April 21, 2010 combining into one share each 500 shares of issued and outstanding common Stock;

October 25, 2010 combining into one share each 3,000 shares of issued and outstanding common Stock;

August 2, 2011 combining into one share each 3,000 shares of issued and outstanding common Stock;

February 13, 2013 combining into one share each 5,000 shares of issued and outstanding common Stock

Adoption of Amendment(s): The amendment(s) "B" were adopted by the board of directors and by a majority of issued and outstanding shares of capital stock entitled to vote thereon at the time thereof.

The date of adoption of the amendments set forth in "A" and "B", above is November __, 2015.

Dated: November 6, 2015

Sean Spiegelman, Chief Executive Officer, authorized hereunto

FILED
SECRETARY OF STATE
DIVISION OF CORPORATIONS
15 NOV 23 PM 1:40